Exhibit 99.1

NEWS RELEASE

8500 Station Street

Suite 100

Mentor, Ohio 44060

For Immediate Release

Gas Natural Inc. Appoints MaloneBailey LLP

as Independent Auditing Firm

MENTOR, OH, December 30, 2013 – Gas Natural Inc. (NYSE MKT: EGAS) (the “Company”), a holding company operating local distribution companies serving approximately 72,000 natural gas customers in seven states, announced today that, upon recommendation of the Audit Committee of its Board of Directors, it has appointed MaloneBailey LLP as its new independent registered public accounting firm for the year ending December 31, 2013.

Mr. Gregory J. Osborne, Gas Natural’s President and Chief Operating Officer, commented, “During these times of change, it is important to have auditors that understand our industry and business issues, and who uphold the highest standards of independence and quality. After considering several possible firms, we believe that MaloneBailey is the right fit for us. In addition to significant experience with public companies, they are well versed in the gas industry and the assigned audit engagement partner has a deep understanding of regulated utility accounting. Furthermore, we believe that having moved quickly and comprehensively through this process will keep us on track for our year-end reporting.”

MaloneBailey LLP, with over 150 SEC registrants as clients, is among the top nine CPA firms in the world that audits over 100 SEC registrants, therefore subjecting the firm to an annual inspection by the PCAOB. With its headquarters in Houston, Texas, MaloneBailey also has offices in New York, Beijing, and Shenzhen. Energy clients comprise approximately 25% of its client base, from start-up exploration and development companies to operating production companies and midstream marketing companies. The firm is a member of Nexia International, a leading international network of independent accounting and consulting firms with 590 offices in over 100 countries and over 20,000 personnel globally.

“Following on the heels of the recent announcement of our new CFO, this appointment represents yet another step on our path of change to move our organization forward. We have a lot of work ahead of us, but I believe we’re up to it and I am excited to have the opportunity to effect these changes. We have excellent utilities, we own powerful assets with viable potential, and we will continue executing our strategy to grow Gas Natural,” Mr. Osborne concluded.

About Gas Natural Inc.

Gas Natural Inc., a holding company, distributes and sells natural gas to end-use residential, commercial, and industrial customers. It distributes approximately 33 billion cubic feet of natural gas to approximately 72,000 customers through regulated utilities operating in Montana, Wyoming, Ohio, Pennsylvania, Maine, North Carolina and Kentucky. The Company’s other operations include interstate pipeline, natural gas production, and natural gas marketing. The Company’s Montana public utility was originally incorporated in 1909. Its strategy for growth is to expand throughput in the Maine and North Carolina markets, while looking for acquisitions that are either adjacent to its existing utilities or in under saturated markets.

The Company’s toll-free number is 800-570-5688. Gas Natural Inc. regularly posts information on its website at www.egas.net.

-MORE-

Gas Natural Appoints MaloneBailey LLP as Independent Auditing Firm

December 30, 2013

Safe Harbor Regarding Forward-Looking Statements

The Company is including the following cautionary statement in this release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, Gas Natural Inc. Forward-looking statements are all statements other than statements of historical fact, including, without limitation, those that are identified by the use of the words “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “believes” and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Factors that may affect forward-looking statements and the Company’s business generally include but are not limited to the Company’s ability to successfully integrate the operations of the companies it has recently acquired and consummate additional acquisitions, the Company’s continued ability to make dividend payments, the Company’s ability to implement its business plan, fluctuating energy commodity prices, the possibility that regulators may not permit the Company to pass through all of its increased costs to its customers, changes in the utility regulatory environment, wholesale and retail competition, the Company’s ability to satisfy its debt obligations, including compliance with financial covenants, weather conditions, litigation risks, and various other matters, many of which are beyond the Company’s control, the risk factors and cautionary statements made in the Company’s public filings with the Securities and Exchange Commission, and other factors that the Company is currently unable to identify or quantify, but may exist in the future. Gas Natural Inc. expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Gas Natural Inc.‘s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information, contact:

Gas Natural Inc.
Thomas J. Smith, Chief Financial Officer
Phone: (440) 974-3770
Email: tsmith@egas.net

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